Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-8 of our report dated August 20, 2003 relating to the financial statements of K-Sea Transportation LLC and our reports dated July 14, 2003, except for Note 2 as to which the date is August 29, 2003, relating to the balance sheet of K-Sea Transportation Partners L.P. and the balance sheet of K-Sea General Partner LLC, which appear in the Registration Statement on Form S-1 of K-Sea Transportation Partners L.P.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
July 8, 2004